Exhibit 99.1

AMERICAN PHYSICIANS SERVICE GROUP, INC.

ANNOUNCES EXPANSION OF ITS SHARE REPURCHASE PLAN,

PARTIAL REDEMPTION AND DIVIDEND ON PREFERRED STOCK

AUSTIN, TEXAS,  March 12, 2009 - American Physicians Service Group, Inc. (“APS”) (NASDAQ:  AMPH) today announced that its Board of Directors had authorized an increase in the APS share repurchase plan of $4 million for future purchases of the outstanding common shares of APS.  The APS Board also authorized the redemption of $1 million of APS’ 3% preferred stock and payment of the preferred stock dividends.

Mr. Ken Shifrin, Chairman of the Board, said, “With APS’ strong balance sheet and high levels of income and cash flow, our Board decided to take advantage of continuing market disruptions by expanding our share repurchase program.  This addition brings the total authorized for repurchases to approximately $7 million.  Since announcing our formal repurchase plan in August 2004, we have purchased over $12 million of our shares at an average price of approximately $16.66 per share.  With book value currently approaching $20.00 per share and growing, this has proven to be a significant benefit to long-term shareholders.  With total equity now exceeding $136 million and less than $8 million in debt, we can continue the share repurchases without jeopardizing our ability to aggressively pursue expansion opportunities.”

Mr. Shifrin continued, “Our Board also authorized a partial redemption and 3% dividend on our preferred stock.  This stock is classified as debt on our balance sheet, due to its redemption features, and this $1 million redemption will reduce the debt to approximately $6.5 million. These distributions will be made on March 31, 2009 to shareholders of record on March 13, 2009."

Mr. Shifrin concluded, "Both of these Board actions demonstrate our commitment to creating long-term shareholder value. Our conservative management approach has served us well through these challenging times and we will continue to explore opportunities to deploy available capital for the benefit of our shareholders."

APS is an insurance and financial services firm with subsidiaries and affiliates which provide medical malpractice insurance for doctors and other healthcare professionals and brokerage and investment services to institutions and high net worth individuals.  APS is headquartered in Austin, Texas.

This press release includes forward-looking statements related to APS that involve risks and uncertainties that could cause actual results to differ materially.  These forward-looking statements are made in reliance on the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  For further information about these factors that could affect the future results of APS, please see the recent filings with the Securities and Exchange Commission.  Prospective investors are cautioned that forward-looking statements are not guarantees of future performance.  Actual results may differ materially from management expectations.  Copies of the filings are available upon request to APS.

For further information, visit APS’ website at www.amph.com or contact:

Mr. Kenneth Shifrin, Chairman of the Board (or)

Mr. Tim LaFrey, President (or)Mr. Marc Zimmermann, Vice President - Finance

American Physicians Service Group, Inc.

1301 S. Capital of Texas Highway, C-300

Austin, Texas  78746 - (512) 328-0888